Exhibit 10.42

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated March 1, 2003 (the "Agreement"), between Command Security Corporation, a New York Corporation (the "Company"), and Martin C. Blake, Jr. (the "Employee") supercedes the prior EMPLOYMENT AGREEMENT dated March 20, 2000 and amendment dated March 20, 2002. This is a three-year agreement commencing on April 1, 2003. In consideration of the mutual promises set forth herein and the Employee's eleven years of service as Vice President of Aviation Safeguards (eight with Command Security Corporation) the Company and the Employee have entered into this Agreement regarding the Employee's employment by Command Security Corporation as the Vice President of Command Security Corporation's Aviation Safeguards Division (AVSA).

The following describes the specific terms and conditions of employment under this Agreement:

1. The Employee's role and responsibilities as Vice President of Aviation Safeguards is set forth in the Position Description, which has been provided to the Employee and which will be amended as appropriate by the Board of Directors of the Company, with notification to the Employee.

2. The Employee's position reports directly to the Chairman of the Board or as determined by the Board of Directors.

3. The Employee will receive a base salary of $2,876.87 per week (or $150,000.00 on an annualized basis). The Employee's base salary will be reviewed on April 1, 2004 and April 1, 2005.

4. The Employee is entitled to a performance bonus of twenty percent of the AVSA pretax income above $672,000, prorated on a monthly basis, to be paid monthly with monthly adjustments during the first year of this agreement. The pretax income goal for year two and three of this agreement will be mutually agreed upon by the Company and the Employee prior to the respective fiscal year. The Employee's base salary and bonus will not exceed $300,000 in the first year (FY2004) of this agreement; and will not exceed the Employee's annual base salary and 100% of base salary in bonus in year two and three of this agreement. (Pretax income is derived from the AVSA Profit and Loss Statement and is represented by the line stating "net earnings (loss) for period". For the purpose of the Employee's performance bonus, corporate charge is five percent.)

5. The Employee will be granted the exclusive use of the Company furnished automobile and will be reimbursed for all authorized out-of-pocket business expenses. All requests for reimbursement shall be accompanied by proper documentation (i.e. vouchers, invoices, receipts). When the Employee's company automobile exceeds 100,000 miles, the automobile will be replaced with a comparable new automobile. The Employee has the option to purchase the prior automobile from the Company at fair market value. If, for whatever reason the Employee is terminated, the Employee can purchase his current company furnished automobile at fair market value.

6. The Employee will be provided with the same level of benefits as will from time to time be made available, at the discretion of the company's Board of Directors, to all other employees of comparable positions. At this point, these programs include a group health insurance plan, a 401k Retirement Plan, an Annual Paid Leave Plan for vacation and holidays, and other programs as determined by the Board of Directors. The Employee is entitled to five weeks of vacation per calendar year.

7. The Company, by and through its Board of Directors, may terminate the Employee by a majority vote of the Board. The Employee has the right to personally address the Board prior to their termination vote. If the Company, its successors or the Employee terminate the employment, for other than Cause as defined in this Agreement, the Employee will receive a lump sum severance payment equal to one years base pay (currently $150,000) and the Company will provide at their cost (Employee's and Company's contribution), twelve months of family group health insurance. The lump sum severance payment is to be paid on the Employee's termination date. In addition, if the Employee's termination is at the discretion of the Company, and not for Cause, the Employee is also entitled to the balance of the then current fiscal year bonus. The balance of the fiscal year bonus for the purpose of this agreement would be the pro-rated amount. Cause, for purposes of this provision, would consist of illegal activity by the Employee related to the business activity, failure or refusal of Employee to perform his duties or responsibilities under this Agreement, or inability to function as required due to illness or incapacity for a continuous period of more than three (3) consecutive months or for shorter periods totaling three months in any one (1) year during the term of this Agreement. Notwithstanding any contrary provision contained in this Agreement, in the event of termination of the Employee for Cause, the Company shall have no further financial obligation to the Employee.

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8.    If there is a change of corporate entity or asset sale and the Employee is not retained in his existing position or an equivalent, the Employee will be entitled to a onetime payment of $150,000 during the first year of the Agreement, $175,000 during the second year of the agreement and $200,000 in the third year of the Agreement and provision of twelve months of group health insurance from the Company and paid for by the Company in place of the severance payments outlined in section seven of this Agreement. The Employee upon receiving payment under this section will be bound by all other provisions of this Agreement including all provisions of Section 9.

9. The Employee agrees to execute the Company's standard form of Non-Compete Agreement which, in particular, includes the following provisions:

      a. During the course of employment with the Company, the Employee's services will be exclusive of the Company and during this time and for a period of one (1) year thereafter the Employee will not engage in any competitive employment or business with AVSA except as may be otherwise provided, and for two (2) years Employee will not attempt to influence or divert any AVSA clients or potential clients away from the Company to any competitors or parties that compete with the Company.

      b. During the course of employment with the Company and for a period of two (2) years thereafter the Employee will not, at any time, hire or otherwise influence Company employees to leave their employment with the Company.

      c. The Employee will have access to and will require and become acquainted with various Company and AVSA trade secrets, confidential and proprietary information relating to the Company, AVSA and its clients. The Employee agrees to keep all such information confidential and not disclose such information to any third party without Company authorization.

10. The mutual promises and considerations set forth in this EMPLOYMENT AGREEMENT expire March 31, 2006. The EMPLOYMENT AGREEMENT is null and void if the Employee commits an unlawful act as stipulated in Section 84, New York State General Business Law. The provisions of Section 9 of this Agreement as independent agreements with acknowledged consideration.

MARTIN C. BLAKE, JR.                        COMMAND SECURITY CORPORATION

By:                                         By:
  ------------------------                     --------------------------------
  Martin C. Blake, Jr.                         William C. Vassell
                                               Chairman of the Board

                                            By:
                                                --------------------------------
                                                William J. Dunn
                                                General Counsel

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